Exhibit 23

        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Mid-America Bancorp:


We consent to incorporation by reference in the Registration Statements No. 2-92270, No. 2-99495, No. 33-42989, and No. 333-
45091 on Forms S-8 of Mid-America Bancorp of our report dated January 16, 2001, except for note R, which is as of March 7, 2001, relating to the consolidated balance sheets of Mid-America Bancorp and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the 2000 annual report to shareholders, which is incorporated by reference in the December 31, 2000 annual report on Form 10-K of Mid-America Bancorp.


                                /s/KPMG LLP

Louisville, Kentucky
March 26, 2001